Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement (No. 333-233722) on Form S-1, of our report dated March 30, 2019, relating to the financial statements of Titan Pharmaceuticals, Inc., appearing in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

October 11, 2019